EX-99.B(d)ufimafee

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT


                               UNITED FUNDS, INC.

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for each Fund at the annual rates listed below:
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United Accumulative Fund

Net Assets                                       Fee

Up to $1 billion                                     0.70% of net assets

Over $1 billion and up to $2 billion                 0.65% of net assets

Over $2 billion and up to $3 billion                 0.60% of net assets

Over $3 billion                                      0.55% of net assets


United Bond Fund

Net Assets                                       Fee

Up to $500 million                                   0.525% of net assets

Over $500 million and up to $1 billion               0.50% of net assets

Over $1 billion and up to $1.5 billion               0.45% of net assets

Over $1.5 billion                                    0.40% of net assets


United Income Fund

Net Assets                                       Fee

Up to $1 billion                                     0.70% of net assets

Over $1 billion and up to $2 billion                 0.65% of net assets

Over $2 billion and up to $3 billion                 0.60% of net assets

Over $3 billion up to $6 billion                     0.55% of net assets

Over $6 billion                                      0.50%
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
United Science and Technology Fund

Net Assets                                       Fee

Up to $1 billion                                     0.85% of net assets

Over $1 billion and up to $2 billion                 0.83% of net assets

Over $2 billion and up to $3 billion                 0.80% of net assets

Over $3 billion                                      0.76% of net assets
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As Amended and Effective June 30, 1999.